Exhibit 99.1
PRESS RELEASE CONTACT:
MICHAEL SENKEN
PHONE: (770) 651-9100

MIMEDX ANNOUNCES RECORD RESULTS
FOR SECOND QUARTER OF 2015

Company Records Revenue of $45.7 Million and Net Income of $5.4 Million

MARIETTA, Georgia, July 30, 2015 (PR Newswire) - MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine company utilizing human amniotic tissue and patent-protected processes to develop and market advanced products and therapies for the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare, announced today its record results for the second quarter of 2015.
Second Quarter 2015 Highlights

•	Q2 2015 is 15th consecutive quarter of meeting or exceeding Company revenue guidance

•	Q2 2015 revenue of $45.7 million increased 79% over Q2 2014

•	Revenue is at the upper end of Company Q2 guidance

•	Q2 2015 Wound Care sales grew 73% over Q2 2014

•	Q2 2015 Surgical, Sports Medicine/Orthopedic revenue increased 104% over Q2 2014

•	Adjusted EBITDA* of $10.6 million represents a 265% improvement over Q2 2014

•	Q2 2015 net income of $5.4 million or $0.05 per diluted share vs Q2 2014 net loss of $390,000 or $0.00 per diluted share

Second Quarter and Six Months Ended June 30, 2015 Results
The Company recorded record revenue for the second quarter of 2015 of $45.7 million, a $20.1 million or 79% increase over 2014 second quarter revenue of $25.6 million. The Company’s gross margin for the quarter ended June 30, 2015, was 89%, equal to the gross margin in the second quarter of 2014. Adjusted EBITDA* for the quarter ended June 30, 2015, was $10.6 million, a $7.7 million or 265% improvement, as compared to Adjusted EBITDA* of $2.9 million for the second quarter of 2014. Net Income for the second quarter of 2015 was $5.4 million, or $0.05 per diluted common share, a $5.8 million improvement, as compared to the Net Loss of $390,000, or $0.00 per diluted common share, in the second quarter of 2014.
For the six months ended June 30, 2015, the Company recorded record revenue of $86.4 million, a $41.3 million or 92% increase over revenue of $45.1 million recorded in the same period of 2014. The Company’s gross margin for the six months ended June 30, 2015, was 88% as compared to 87% in the same six month period of 2014. Adjusted EBITDA* for the six months ended June 30, 2015, was $19.3 million, a $14.4 million or 297% improvement, as compared to Adjusted EBITDA* of $4.9 million for the six months ended June 30, 2014. Net Income for the six months ended June 30, 2015, was $9.5 million, or $0.08 per diluted common share, a $10.8 million improvement, as compared to the Net Loss of $1.3 million, or ($0.01) per diluted common share, in the first six months of 2014.

Management Commentary on Revenue Results
Parker H. “Pete” Petit, Chairman and CEO, said, “We had another excellent quarter. Our $45.7 million second quarter revenue was at the upper end of our guidance range of $44 to $46 million. This marks our fifteenth consecutive quarter of meeting or exceeding revenue guidance. Revenue from our Wound Care category grew by 73% over the second quarter of last year, and in our other category, Surgical, Sports Medicine and OEM, revenue growth was 104% over the same period

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

in 2014. We are particularly pleased with the revenue growth with our commercial customers. In the second quarter, we had revenue growth of 103% in our commercial accounts.”

Bill Taylor, President and COO, commented, “Our wound care revenue growth continues to be the result of market share gains and expanded product usage. Our effective management of the expiration of pass-through status for EpiFix® Medicare patients during the first quarter of this year has paid dividends. We treated significantly more patients than in either of the last two quarters in total and the mix of large wounds treated is essentially the same as it was last year. The number of patients we treat is growing because more people need access to the more cost effective grafts we offer. However, we are also continuing to experience growth in the very large wound sizes where amputation has generally been a resulting course of treatment. The impact of our recent introduction of new sizes and mesh configurations has been beneficial. As we expected, our mesh configuration gained substantial traction during the second quarter. With a full quarter of our mesh configurations and our new sizes being available in the market, we have seen our mix of small to large sizes improve to prior levels with approximately 80% small and 20% large.”

“The second quarter was another quarter of aggressive expansion of our sales force. During the quarter, we added another 20 highly experienced sales professionals to our organization. We are hiring a mixture of sales professionals who will focus on surgical, orthopedic/spine, wound care and national accounts,” added Taylor.

Petit stated: “During the quarter we announced that we would be pursuing commercialization of our proprietary patent-protected CollaFix™ technology. We believe our CollaFix platform will be our second truly disruptive technology. Peer-reviewed scientific studies have shown that CollaFix has superior mechanical properties which mimic the properties provided by the individual fibers in tendon/ligament tissues. CollaFix may act as an ideal tissue-engineered scaffold for mechanical substitution or augmentation for tendon/ligament repair. In the quarters ahead, we also expect to be unveiling certain other new products based on our AmnioFix® and EpiFix® tissue technologies.”

Petit noted, “We are extremely pleased to have reported our fourth consecutive quarter of operating profits while we continue to invest in our sales organization and other growth initiatives. With additional investments now planned in the second half of the year, we have moderated our guidance on operating margin. As in the past, we believe the decisions to accelerate certain investments with very high return on investment have been prudent.”

“Gaining coverage from additional commercial health plans and Medicaid programs continued to be a major priority during the quarter. During the second quarter, we added an additional 12.5 million covered lives from new plans including 16 additional Blue Cross/Blue Shield plans. With our second quarter progress, insurance coverage for our allografts is now provided for 160 million covered commercial lives and 36 million Medicare beneficiaries. The Centers for Medicare /Medicaid Services (CMS) 2016 prospective payment systems for hospital outpatient and physician offices has been published, and as we expected, there are no material changes with respect to our products,” said Taylor.

The Company also provided an update on the Congressional investigation into practices within the Food and Drug Administration (FDA) regarding the FDA’s issuance of Untitled Letters and Guidance Documents to change rules and policies. “We are staying very attentive to the findings of the investigation. We believe the inappropriate practices being examined during this investigation are the same ones to which MiMedx was subjected when it was issued an Untitled Letter in September 2013. We will keep our shareholders posted on the progress of this important investigation,” concluded Petit.

Balance Sheet and Cash Flow
As of June 30, 2015, total assets were $113.8 million, compared to $109.3 million as of December 31, 2014. Cash on hand as of June 30, 2015, was $38.6 million, as compared to $46.6 million as of December 31, 2014. While the Company

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

recorded positive net cash flow from operating activities of $7.1 million for the six months ended June 30, 2015, resulting primarily from increased Adjusted EBITDA and improved working capital management, share repurchases of $16.6 million influenced the decrease in cash. Accounts receivable increased to $39.4 million as of June 30, 2015, from $26.7 million as of December 31, 2014. Days Sales Outstanding (DSO) as of June 30, 2015, were 78 days, compared to 61 days as of December 31, 2014. Inventory decreased by $1.2 million to $3.9 million as of June 30, 2015, compared to $5.1 million as of December 31, 2014. Inventory turns were 5.3 for the second quarter of 2015 as compared to 2.8 in the fourth quarter of 2014. Total liabilities increased to $20.6 million as of June 30, 2015, from $19.9 million as of December 31, 2014. Stockholders’ equity increased by $3.9 million to $93.2 million as of March 31, 2015, from $89.3 million as of December 31, 2014.

GAAP Earnings
The Company recorded Net Income of $5.4 million for the quarter ended June 30, 2015, or $0.05 per diluted common share, as compared to a Net Loss of $390,000, or $0.00 per diluted common share, for the quarter ended June 30, 2014. Second quarter 2015 R&D expenses were $2.1 million or 4.5% of Net Sales, an increase of $254,000 over second quarter 2014 R&D expenses of $1.8 million. Selling, general and administrative (“SG&A”) expenses for the second quarter of 2015 were $32.7 million, an $11.5 million increase over second quarter of 2014 SG&A expenses of $21.2 million. Increases in SG&A were due to the continuation of the buildup of the Company’s direct sales force in the wound care, surgical and orthopedic /spine sales channels, as well as the sales force focused on national accounts and patent litigation costs.

Revenue Breakdown
The Company distinguishes and reports revenue in two categories: (1) Wound Care and (2) Surgical, Sports Medicine and Original Equipment Manufacturer (“OEM”) applications. Revenue for the Company's “Wound Care” category comprises both the sheet and micronized allograft forms and includes the full spectrum of the wound care settings and wound categories for which the Company’s allografts are utilized. It reflects sales related to both chronic and acute wounds, including surgical wounds. The "Surgical, Sports Medicine and OEM" category includes primarily AmnioFix® sales for orthopedic, soft tissue repair, surgical, dental and ophthalmic uses. This category also includes grafts in both sheet and micronized form. For second quarter of 2015, Wound Care revenue was $35.6 million, representing 78% of total revenue, and Surgical, Sports Medicine and OEM revenue was $10.1 million, representing 22% of total revenue.
The Company also provides a revenue breakdown in terms of customer type, distinguishing between government and commercial accounts. For the second quarter of 2015, Commercial sales were $33.6 million, representing 73% of total revenue, and Government sales were $12.1 million, representing 27% of total revenue.

2015 Outlook
The Company reiterated its previously communicated guidance for full year 2015 and provided its outlook for the third quarter of 2015.
The Company’s guidance for the third quarter of 2015 includes:

•	Q3 2015 revenue in the range of $47 million to $50 million; and

•	Q3 2015 operating profit between 13% and 14%.
The Company’s reiterated full year 2015 revenue guidance in the range of $180 million to $190 million.
Due to the decision to accelerate certain growth related investments, the Company is now projecting full year Operating margin in the range of 12% to 14%.

Earnings Call
MiMedx management will host a live broadcast of its second quarter 2015 results conference call on Thursday, July 30, 2015, beginning at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available on-line at the Company’s website at www.mimedx.com. A 30-day on-line replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

Use of Non-GAAP Financial Measures
Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (“GAAP”). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. Adjusted EBITDA* is earnings before financing expense, interest, taxes, depreciation, amortization, and share-based compensation. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, see the accompanying table to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

About MiMedx
MiMedx® is an integrated developer, processor and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies are AmnioFix®, EpiFix® and CollaFix™. AmnioFix® and EpiFix® are our tissue technologies processed from human amniotic membrane derived from donated placentas. Through our donor program, a mother delivering via full-term Caesarean section birth can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx is the leading supplier of amniotic tissue, having supplied over 450,000 allografts to date for application in the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. CollaFix™, our next technology platform we plan to commercialize, is our collagen fiber technology, developed with our patented cross-linking polymers, designed to mimic the natural composition, structure and mechanical properties of musculoskeletal tissues in order to augment their repair. CollaFix™ is the only biological, biodegradable, biomimetic technology that matches human tendon in strength and stiffness.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management’s beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to the Company’s effective management of the expiration of pass-through status for EpiFix Medicare patients during the first quarter has paid dividends; the number of patients treated with MiMedx products is growing because more people need access to the more cost effective grafts MiMedx offers; the impact of the Company’s recent introduction of new sizes and mesh configurations has been beneficial; the Company’s CollaFix platform will be a disruptive technology; CollaFix holds potential to act as an ideal tissue-engineered scaffold for mechanical substitution or augmentation for tendon/ligament repair; and the decisions to accelerate certain investments with high return on investment have been prudent. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that wound care revenue growth through market share gains and/or expanded product usage may not continue; management of the expiration of pass- through status may not continue in the future and/or may not continue to benefit the Company in the future; the number of patients treated with MiMedx products may not have increased because of the cost effectiveness of the grafts that MiMedx offers but rather for some other reason, and/or the number of patients treated with MiMedx products may not continue to grow or may not continue at all; the favorable change in product mix may not continue; the continued expansion of the sales force may not lead to increased sales and/or market share; the Company may not be able to commercialize CollaFix as expected or at all; CollaFix may not gain acceptance within the medical community for use in tendon/ligament repair; CollaFix may not perform as expected; the decisions to accelerate certain investments with high expected return on investment may not be prudent or the return on investment may not materialize, and the risk factors detailed from time to time in the Company’s periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2014 and its most recent Form 10Q. By making these forward-looking statements, the Company does not

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

undertake to update them in any manner except as may be required by the Company’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.
Investor Contact:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30, 2015 (unaudited)	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$38,601	$46,582
Short term investments	7,250	5,750
Accounts receivable, net	39,448	26,672
Inventory, net	3,860	5,133
Prepaid expenses and other current assets	2,647	1,540
Total current assets	91,806	85,677
Investments	—	3,250
Property and equipment, net of accumulated depreciation	7,184	5,447
Goodwill	4,040	4,040
Intangible assets, net of accumulated amortization	10,781	10,845
Other assets	26	—
Total assets	$113,837	$109,259
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,614	$3,661
Accrued compensation	9,661	11,523
Accrued expenses	3,725	2,504
Other current liabilities	461	716
Total current liabilities	19,461	18,404
Other liabilities	1,136	1,526
Total liabilities	20,597	19,930
Commitments and contingencies (Note 13)
Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $.001 par value; 150,000,000 shares authorized; 109,467,416 issued and 108,903,364 outstanding at June 30, 2015 and 108,776,247 issued and 107,789,611 outstanding at December 31, 2014	109	108
Additional paid-in capital	156,401	162,433
Treasury stock at cost: 564,052 shares at June 30, 2015 and 986,636 shares at December 31, 2014	(5,212)	(5,637)
Accumulated deficit	(58,058)	(67,575)
Total stockholders' equity	93,240	89,329
Total liabilities and stockholders' equity	$113,837	$109,259

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net sales	$45,679	$25,573	$86,446	$45,132
Cost of sales	5,089	2,740	10,237	5,717
Gross margin	40,590	22,833	76,209	39,415

Operating expenses:
Research and development expenses	2,054	1,800	3,885	3,190
Selling, general and administrative expenses	32,651	21,193	61,960	37,045
Amortization of intangible assets	233	232	465	463

Operating income (loss)	5,652	(392)	9,899	(1,283)

Other income (expense), net
Interest income (expense), net	1	(8)	(13)	(29)

Income (loss) before income tax provision	5,653	(400)	9,886	(1,312)
Income tax provision	(223)	10	(369)	—

Net income (loss)	$5,430	$(390)	$9,517	$(1,312)

Net income (loss) per common share - basic	$0.05	$—	$0.09	$(0.01)

Net income (loss) per common share - diluted	$0.05	$—	$0.08	$(0.01)

Weighted average shares outstanding - basic	106,211,120	105,757,178	106,013,752	105,552,330

Weighted average shares outstanding - diluted	114,186,329	105,757,178	113,892,087	105,552,330

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income (loss)	$5,430	$(390)	$9,517	$(1,312)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	422	288	776	551
Amortization of intangible assets	233	232	465	463
Share-based compensation	4,254	2,766	8,186	5,139
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(8,447)	(1,533)	(12,776)	(4,407)
Inventory	388	(590)	1,274	(349)
Prepaid expenses and other current assets	(306)	(47)	(1,106)	(988)
Other assets	—	—	(26)	—
Accounts payable	271	(173)	2,060	(45)
Accrued compensation	941	741	(1,862)	566
Accrued expenses	109	(232)	1,221	(268)
Other liabilities	(363)	117	(586)	218
Net cash flows from operating activities	2,932	1,179	7,143	(432)

Cash flows from investing activities:
Purchases of equipment	(1,166)	(679)	(2,513)	(1,145)
Fixed maturity securities redemption	1,250	—	1,750	—
Patent application costs	(201)	(121)	(402)	(289)
Net cash flows from investing activities	(117)	(800)	(1,165)	(1,434)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,465	438	2,741	775
Proceeds from exercise of warrants	—	—	—	883
Stock repurchase	(4,346)	(4,563)	(16,641)	(4,563)
Payments under capital lease obligations	(29)	(29)	(59)	(62)
Net cash flows from financing activities	(2,910)	(4,154)	(13,959)	(2,967)

Net change in cash	(95)	(3,775)	(7,981)	(4,833)

Cash and cash equivalents, beginning of period	38,696	43,020	46,582	44,078
Cash and cash equivalents, end of period	$38,601	$39,245	$38,601	$39,245

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MiMedx Group, Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliation

As used herein, “GAAP”, refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G.  We have provided below for your reference, supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Reconciliation of Net Loss to “Adjusted EBITDA” defined as Earnings before Financing expense, Interest, Taxes, Depreciation, Amortization, and Share - Based Compensation: (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net Income (Loss) (Per GAAP)	$5,430	$(390)	$9,517	$(1,312)

Add back:
Income Taxes	223	(10)	369	—
Other Interest (Income) Expense, net	(1)	8	13	29
Depreciation Expense	422	288	776	551
Amortization Expense	233	232	465	463
Share - Based Compensation	4,255	2,766	8,186	5,139
Income Before Interest, Taxes, Depreciation, Amortization and Share-Based Compensation (Adjusted EBITDA)	$10,562	$2,894	$19,326	$4,870
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MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com